Exhibit 99.1

Cognex Reports Best Quarter in the Company’s History

NATICK, Mass.--(BUSINESS WIRE)--October 27, 2014--Cognex Corporation (NASDAQ: CGNX) today announced record revenue, net income and earnings per share for the third quarter of 2014. Selected financial data for the quarter and nine months that ended September 28, 2014 is compared to the second quarter of 2014, the third quarter of 2013 and the first nine months of 2013 in Table 1 below. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q3-14	$169,356,000	$50,400,000	$0.57
Prior year’s quarter: Q3-13	$90,788,000	$20,727,000	$0.23
Change from Q3-13 to Q3-14	87%	143%	144%
Prior quarter: Q2-14	$108,802,000	$25,948,000	$0.29
Change from Q2-14 to Q3-14	56%	94%	94%
Year-to-Date Comparisons
Nine months ended Sept. 28, 2014	$369,087,000	$94,854,000	$1.06
Nine months ended Sept. 29, 2013	$258,190,000	$53,130,000	$0.59
Change from first nine months of 2013 to first nine months of 2014	43%	79%	79%

“What a spectacular quarter!” exclaimed Dr. Robert J. Shillman, Chairman of Cognex. “Cognex reported record-breaking financial results with the highest quarterly revenue, net income and earnings per share in our 33-year history. We were also fabulously profitable, as operating margin expanded to 35%, despite the significant investments we made during the quarter. This achievement reflects the substantial leverage that we have in our business model.”

“We are proud of our outstanding performance in the third quarter. Thanks to significant revenue from our largest customer, we were able to turn a very strong quarter into a truly remarkable one,” said Robert J. Willett, Chief Executive Officer of Cognex. “During the quarter we once again saw the benefit of our engineering investments with the introduction of a number of exciting new products. We expect that our continued investment in innovation will fuel future profitable growth. This is a very exciting time to be at Cognex.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2014

  Revenue increased 87% over Q3 2013 and 56% over Q2 2014. Growth came from the factory automation market, where revenue increased 103% year-on-year and 75% sequentially to set a new quarterly record of $146 million. A notable contributor to factory automation in Q3 2014 was $65 million of revenue from a single customer.
  Gross margin was 74% in Q3 2014 compared to 76% in both Q2 2014 and Q3 2013. The decrease both year-on-year and sequentially was due to volume pricing and support of the large customer referenced above.
  Research, Development & Engineering (RD&E) expenses increased 52% over Q3 2013 and 36% over Q2 2014. The increase, both year-on-year and sequentially, was due to Cognex’s investment in engineering personnel, a higher bonus accrual, and higher outside services, materials and supplies related to new product development.
  Selling, General & Administrative (SG&A) expenses increased 39% over Q3 2013 and 22% over Q2 2014. The increase, both year-on-year and sequentially, was due to investments in Cognex’s sales and support organization, higher commissions related to the sales force increase and revenue growth, higher marketing activities and sales demonstration equipment, and an increased bonus accrual.
  The tax rate was 18% in Q3 2014 compared to 13% in Q3 2013 and 17% in Q2 2014. Excluding discrete tax items, the tax rate was 19% in each period (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – September 28, 2014

  Cognex’s financial position as of September 28, 2014 continues to be very strong, with no debt and $497 million in cash and investments. Cognex spent $8 million in the third quarter to repurchase 192,000 shares of its common stock at an average price of $42.38 per share. Cognex repurchased these shares to offset the potential dilution from 2014 employee stock options awards that the company believes are instrumental in its ability to recruit, retain and motivate our high-caliber employees. The company intends to continue to repurchase shares of its common stock in the fourth quarter of 2014, subject to market conditions and other relevant factors.
  Accounts receivable as of September 28, 2014 increased by $47 million, or 89%, from the end of 2013 due to the substantial revenue increase in Q3 2014.

Financial Outlook for Q4 2014

  Revenue for Q4 2014 is expected to be between $111 million and $114 million. This range represents an increase of 16% to 19% over the revenue reported for Q4 2013. The decline on a sequential basis is due to more than $60 million of revenue from the large customer recognized during Q3 that will not repeat in Q4.
  Gross margin is expected to be similar to Q3 2014. It will reflect a revenue mix that contains a higher proportion of service revenue and surface inspection products, both of which have lower margins than our modular vision systems.
  Operating expenses are expected to decrease by approximately 15% from Q3 2014 due to certain growth investments and expenses made during Q3 that will not repeat in Q4.
  The effective tax rate is expected to be 19% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process and in its review of operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, October 30, 2014. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1645256.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, emerging markets, future product mix, research and development activities, investments, stock repurchases, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive or consumer electronics industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2013. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Sept. 28,	Jun. 29,	Sept. 29,	Sept. 28,	Sept. 29,
	2014	2014	2013	2014	2013

Revenue	$169,356	$108,802	$90,788	$369,087	$258,190

Cost of revenue (1)	44,327	25,790	21,348	91,201	61,921

Gross margin	125,029	83,012	69,440	277,886	196,269
Percentage of revenue	74%	76%	76%	75%	76%

Research, development, and engineering expenses (1)	18,542	13,622	12,184	44,666	35,392
Percentage of revenue	11%	13%	13%	12%	14%

Selling, general, and administrative expenses (1)	47,059	38,668	33,877	120,627	99,344
Percentage of revenue	28%	36%	37%	33%	38%

Operating income	59,428	30,722	23,379	112,593	61,533
Percentage of revenue	35%	28%	26%	31%	24%

Foreign currency gain (loss)	716	(96)	(442)	510	(303)

Investment and other income	978	726	771	2,218	1,797

Income before income tax expense	61,122	31,352	23,708	115,321	63,027

Income tax expense	10,722	5,404	2,981	20,467	9,897

Net income	$50,400	$25,948	$20,727	$94,854	$53,130
Percentage of revenue	30%	24%	23%	26%	21%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.58	$0.30	$0.24	$1.09	$0.61
Diluted	$0.57	$0.29	$0.23	$1.06	$0.59

Weighted-average common and common-equivalent shares outstanding:
Basic	86,963	86,782	87,339	86,875	87,578
Diluted	89,167	88,965	89,359	89,145	89,450

Cash dividends per common share	$-	$-	$-	$-	$-

Cash and investments per common share	$5.71	$5.39	$5.08	$5.71	$5.08

Book value per common share	$8.43	$7.87	$7.31	$8.43	$7.31

(1)Amounts include stock option expense, as follows:
Cost of revenue	$273	$312	$193	$933	$707
Research, development, and engineering	856	988	546	2,900	2,009
Selling, general, and administrative	2,169	2,656	1,481	7,425	5,583
Total stock option expense	$3,298	$3,956	$2,220	$11,258	$8,299

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Sept. 28,	Jun. 29,	Sept. 29,	Sept. 28,	Sept. 29,
	2014	2014	2013	2014	2013
Adjustment for stock option expense

Operating income (GAAP)	$59,428	$30,722	$23,379	$112,593	$61,533
Stock option expense	3,298	3,956	2,220	11,258	8,299
Operating income (Non-GAAP)	$62,726	$34,678	$25,599	$123,851	$69,832
Percentage of revenue (Non-GAAP)	37%	32%	28%	34%	27%

Net income (GAAP)	$50,400	$25,948	$20,727	$94,854	$53,130
Stock option expense	3,298	3,956	2,220	11,258	8,299
Tax effect on stock options	(1,098)	(1,266)	(721)	(3,670)	(2,725)
Net income (Non-GAAP)	$52,600	$28,638	$22,226	$102,442	$58,704
Percentage of revenue (Non-GAAP)	31%	26%	24%	28%	23%

Net income per diluted share (GAAP)	$0.57	$0.29	$0.23	$1.06	$0.59
Stock option expense per diluted share	0.03	0.04	0.03	0.13	0.10
Tax effect on stock options	(0.01)	(0.01)	(0.01)	(0.04)	(0.03)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.59	$0.32	$0.25	$1.15	$0.66

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$61,122	$31,352	$23,708	$115,321	$63,027

Income tax expense (GAAP)	$10,722	$5,404	$2,981	$20,467	$9,897
Effective tax rate (GAAP)	18%	17%	13%	18%	16%

Tax adjustments:
Discrete tax events	(891)	(553)	(1,523)	(1,444)	(2,078)
	(891)	(553)	(1,523)	(1,444)	(2,078)

Income tax expense excluding tax adjustments (Non-GAAP)	$11,613	$5,957	$4,504	$21,911	$11,975
Effective tax rate (Non-GAAP)	19%	19%	19%	19%	19%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	September 28,	December 31,
	2014	2013

Assets

Cash and investments	$497,220	$455,121

Accounts receivable	99,949	53,015

Inventories	31,210	25,694

Property, plant, and equipment	39,318	37,136

Goodwill and intangible assets	93,478	96,412

Other assets	55,227	42,321

Total assets	$816,402	$709,699

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$52,805	$43,818

Income taxes	5,392	6,028

Deferred revenue and customer deposits	24,253	15,941

Shareholders' equity	733,952	643,912

Total liabilities and shareholders' equity	$816,402	$709,699

Exhibit 4

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	Sept. 28,	Jun. 29,	Sept. 29,	Sept. 28,	Sept. 29,
	2014	2014	2013	2014	2013

Revenue	$169,356	$108,802	$90,788	$369,087	$258,190

Revenue by division:
Modular Vision Systems Division	91%	85%	86%	89%	86%
Surface Inspection Systems Division	9%	15%	14%	11%	14%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Europe (1)	57%	31%	31%	44%	31%
Americas	23%	36%	37%	32%	36%
Asia	12%	22%	22%	15%	22%
Japan	8%	11%	10%	9%	11%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	86%	77%	80%	83%	78%
Web and surface inspection	9%	15%	14%	11%	14%
Semiconductor and electronics capital equipment	5%	8%	6%	6%	8%
Total	100%	100%	100%	100%	100%

(1) In Q3 2014, the company's Europe region included $65 million of revenue from a single customer.

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com